                                                                    Exhibit 99.5

                             Homestead Bancorp, Inc.
                          Proposed Holding Company for
                       Ponchatoula Homestead Savings, F.A.
                                 Ponchatoula, LA

                          Proposed Marketing Materials

                             Marketing Materials for
                             Homestead Bancorp, Inc.
                             Ponchatoula, Louisiana

                                Table of Contents

I.          Press Release
            A.    Explanation
            B.    Schedule
            C.    Distribution List
            D.    Press Release Examples

II.         Advertisements
            A.    Explanation
            B.    Schedule
            C.    Advertisement Examples

III.        Question and Answer Brochure
            A.    Explanation
            B.    Quantity and Method of Distribution
            C.    Example

IV.         Officer and Director Support Brochure
            A.    Explanation
            B.    Method of Distribution
            C.    Example

V.          IRA Mailing
            A.    Explanation
            B.    Quantity and Method of Distribution
            C.    IRA Mailing Example

VI.         Counter Cards and Lobby Posters
            A.    Explanation
            B.    Quantity

VII.        Invitations
            A.    Explanation
            B.    Quantity - Method of Distribution
            C.    Examples

VIII.       Prospect Letters
            A.    Explanation
            B.    Method of Distribution
            C.    Examples

IX.   Cover Letters for Initial Mailing
            A.    Explanation

            B.    Method of Distribution
            C.    Examples


X.          Proxygram
            A.    Explanation
            B.    Example

                                I. Press Releases


A.    Explanation

      In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, Trident advises the Association to forward press releases to area newspapers, radio stations, etc. at various points during the Conversion process.

      Only press releases approved by Conversion Counsel and the OTS, if necessary, will be forwarded for publication in any manner.

B.    Schedule

      1.    OTS Approval of Conversion

      2.    Close of Stock Offering

                      National and Local Distribution List


National Thrift News                            Wall Street Journal
212 West 35th Street                            World Financial Center
13th Floor                                      200 Liberty
New York, New York  10001                       New York, NY  10004
Richard Chang

American Banker                                 SNL Securities
One State Street Plaza                          Post Office Box 2124
New York, New York  10004                       Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                         Investors Business Daily
Dow Jones & Company                             12655 Beatrice Street
Barrons Statistical Information                 Post Office Box 661750
200 Burnett Road                                Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
229 West 43rd Street
New York, NY  10036

Business Wire
212 South Tryon
Suite 1460
Charlotte, North Carolina  28281


*     Press releases will be distributed to all the applicable local media.

Press Release                            FOR IMMEDIATE RELEASE
                                         For More Information Contact:
                                         Lawrence C. Caldwell, Jr.
                                         President and Chief Executive Officer
                                         Ponchatoula Homestead Savings, F.A.
                                         (504) 386-3379

                       PONCHATOULA HOMESTEAD SAVINGS, F.A.

               REORGANIZATION FROM MUTUAL HOLDING COMPANY TO STOCK

                       HOLDING COMPANY STRUCTURE APPROVED

      Lawrence C. Caldwell, Jr., President and Chief Executive Officer of Ponchatoula Homestead Savings, F.A. ("Ponchatoula" or the "Association"), Ponchatoula, Louisiana, announced today that the Association has received approval from the Office of Thrift Supervision in Washington, D.C. to reorganize from the mutual holding company form of organization to the stock holding company form of organization. In connection with the reorganization, the Association has formed a company, Homestead Bancorp, Inc. (the "Company"), a Louisiana corporation, to serve as the stock holding company of the Association.

      Pursuant to a plan of conversion and agreement and plan of reorganization, the Company is offering a minimum of 722,500 shares and a maximum of 977,500 shares, subject to adjustment, of its common stock at a price of $10.00 per share. Certain depositors as of specified record dates, the Company's Employee Stock Ownership Plan, directors, officers and employees and public stockholders of the Association will have an opportunity to purchase stock through a Subscription Offering that closes on June 23, 1998. Concurrent with the Subscription Offering, stock will be offered to persons who reside in Louisiana or to whomever else the prospectus is delivered to in a Community Offering with first preference given to natural persons who reside in Tangipahoa Parish, Louisiana. The Subscription and Community Offering (together, the "Offering") will be managed by Trident Securities, Inc. of Raleigh, North

Carolina. In addition, public stockholders of the Association as of the effective date of the reorganization will receive shares of common stock in the Company in exchange for their shares of common stock in Ponchatoula Homestead Savings, F.A. at an exchange ratio specified in the Prospectus. A Prospectus describing, among other things, the terms of the Offering will be mailed to stockholders of the Association and members of Homestead Mutual Holding Company on or about May _____, 1998. In addition, local community members will be given an opportunity to request a copy of the Prospectus.

      As a result of the conversion, the Association will operate as a subsidiary of the Company. According to Mr. Caldwell, "Our day to day operations will not change as a result of the conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

      Customers or stockholders with questions concerning the conversion should call the Stock Information Center at (504) 386-____, or visit the Association's main office in Ponchatoula, Louisiana.


This is neither an offer to sell nor a solicitation of an offer to buy the stock of Homestead Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Press Release                            FOR IMMEDIATE RELEASE
                                         For More Information Contact:
                                         Lawrence C. Caldwell, Jr.
                                         President and Chief Executive Officer
                                         Ponchatoula Homestead Savings, F.A.
                                         (504) 386-3379

                HOMESTEAD BANCORP, INC. COMPLETES STOCK OFFERING

      Ponchatoula, Louisiana - (July __, 1998) Lawrence C. Caldwell, Jr., President and Chief Executive Officer of Ponchatoula Homestead Savings, F.A. ("Ponchatoula" or the "Association"), announced today that Homestead Bancorp, Inc. (the "Company"), the holding company for the Association, recently completed its stock offering on June __, 1998 in connection with the Association's conversion from the mutual holding company form of organization to the stock holding company form of organization. A total of __________ shares were sold at $10.00 per share in connection with the stock offering, and __________ shares will be issued in exchange for shares of common stock of the Association, in each case subject to final approval of the independent appraisal by the Office of Thrift Supervision.

      On July 1, 1998, the Plan of Conversion of Homestead Mutual Holding Company and Agreement and Plan of Reorganization between the Company and the Association will be submitted to the voting members of Homestead Mutual Holding Company and the stockholders of the Association at a Special Meeting of Members and a Special Meeting of Stockholders, respectively.

      Mr. Caldwell indicated that the officers and board of directors of the Company and the Association want to express their thanks for the response to the stock offering and that the Association looks forward to serving the needs of its customers and stockholders as a community-based stock institution. The offering was managed by Trident Securities, Inc. Assuming, among other things, approval of the Plan by members and stockholders, the stock is expected to commence trading on the Nasdaq SmallCap System under the symbol "HSTD" on or about July __, 1998.

                               II. Advertisements

A.    Explanation

      The intended use of the attached advertisement "A" is to notify the Association's customers, stockholders and members of the local community that the Conversion offering is underway.

      The intended use of advertisement "B" is to remind the Association's customers and stockholders of the closing date of the subscription offering.

B.    Media Schedule

      1. Advertisement A - To be run immediately following OTS approval and run weekly for the first three weeks.

      2. Advertisement B - To be run during the last week of the subscription offering.

      Trident may feel it is necessary to run more ads in order to remind customers, stockholders and community members of the close of the Subscription/Community Offering.

      Alternatively, Trident may, depending upon the response from the customer and stockholder base, choose to run fewer ads or no ads at all.

Advertisement (A)

--------------------------------------------------------------------------------

      This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, nor has such commission, office or corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.


New Issue                                                         May __, 1998

                    Minimum of 722,500 Shares and Maximum of
                     977,500 Shares (Subject to Adjustment)

                     These shares are being offered pursuant
    to a Plan of Conversion and Agreement and Plan of Reorganization whereby

                       Ponchatoula Homestead Savings, F.A.

                           Ponchatoula, Louisiana will
          convert from the mutual holding company form of organization and become a wholly-owned subsidiary of

                             Homestead Bancorp, Inc.

                                  Common Stock

                                 ---------------

                             Price $10.00 Per Share

                                 ---------------

                            TRIDENT SECURITIES, INC.

                For a copy of the prospectus call (504) 386-____.

--------------------------------------------------------------------------------

Advertisement (B)

--------------------------------------------------------------------------------

                PONCHATOULA HOMESTEAD SAVINGS, F.A.'S CUSTOMERS,
                                  STOCKHOLDERS
                        AND MEMBERS OF THE GENERAL PUBLIC

                        JUNE 23, 1998, IS THE DEADLINE TO
                     ORDER STOCK OF HOMESTEAD BANCORP, INC.


        Customers and stockholders of Ponchatoula Homestead Savings, F.A.
             and members of the general public have the opportunity
         to invest in Ponchatoula Homestead Savings, F.A. by subscribing for common stock in its proposed holding company

                             HOMESTEAD BANCORP, INC.

                  A Prospectus relating to these securities is
                   available at our office or by calling our Stock Information Center at (504) 386-____.

      This announcement is not an offer to sell or a solicitation of an offer to buy the stock of Homestead Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      Copies of the Prospectus may be obtained in any state in which this announcement is circulated from the undersigned or such other brokers and dealers as may legally offer these securities in such state.

--------------------------------------------------------------------------------

                        III. Question and Answer Brochure

A.    Explanation

      The Question and Answer brochure is an essential marketing piece in any Conversion. It serves to answer some of the most commonly asked questions in "plain, everyday language". Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.    Method of Distribution

      There are five primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

      1. A Question and Answer brochure is sent out in the initial mailing to all members and stockholders of the Association.

      2.    Question and Answer brochures are available at the Association.

      3. Question and Answer brochures are distributed in information packets at community meetings.

      4. Question and Answer brochures are sent out in a standard information packet to all members who request a copy of the Prospectus.

      5. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                              QUESTIONS AND ANSWERS
               REGARDING THE PLAN OF CONVERSION AND AGREEMENT AND
                             PLAN OF REORGANIZATION

      On February 25, 1998, the Boards of Directors of Ponchatoula Homestead Savings, F.A. ("Ponchatoula" or the "Association") and Homestead Mutual Holding Company (the "Mutual Holding Company") unanimously adopted the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan of Conversion") pursuant to which the Mutual Holding Company will convert from mutual to stock form and the Association will reorganize as a wholly owned subsidiary of a new company -- Homestead Bancorp, Inc., a Louisiana corporation (the "Company").

      This brochure is provided to answer basic questions regarding the Conversion. Following the Conversion, the Association will continue to provide financial services to its depositors, borrowers and other customers and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on the Association's deposits or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with the Association.

      For complete information regarding the Conversion, see the Prospectus dated May __, 1998. Copies of the Prospectus may be obtained by calling the Stock Information Center at (504) 386-____.

Background

      On August 31, 1994, the Association reorganized into the mutual holding company structure. In connection with this transaction, the Mutual Holding Company was formed and the Association became a public company through an offering of common stock.

      The primary business of the Mutual Holding Company has been to hold shares of the Association's common stock (the "Association Common Stock"). As majority shareholder of the Association, it holds 456,240 shares or 75.2% of the shares of Association Common Stock outstanding. The remaining shares (the "Public Association Shares") are traded publicly. They are owned by the Association's management, benefit plans, customers and members of the general public (collectively, the "Public Stockholders").

      In connection with the Conversion, the Company is offering a minimum of 722,500 shares and a maximum of 977,500 shares (which may be increased to up to 1,124,125 shares) of Company common stock (the "Conversion Stock") at a purchase price of $10.00 per share (the "Purchase Price") in a Subscription and Community Offering, and, if necessary, a Syndicated Community Offering (collectively, the "Offerings"). Additional shares of the Company's common stock are designated for an exchange offering whereby the shares of Association Common Stock held by the Public Stockholders as of the effective date of the Conversion (the "Effective Date") will be converted into shares of Company common stock (the "Exchange Shares") at a stated Exchange Ratio (the "Exchange"). The Public Stockholders will be mailed instructions with regard to effecting the Exchange. The Conversion of the Mutual Holding Company, the Offerings and the Exchange are referred to collectively herein as the "Conversion." As required by Office of Thrift Supervision regulations, members of the Mutual Holding Company and the Association's stockholders are being asked to approve the Plan of Conversion, as addressed below in the section entitled "Voting."

1.    Q.    What will be the effect of the Conversion?

      A.    o     The Company will replace the Mutual Holding Company as the holding company for the Association.

            o     The Company will issue shares of common stock.

            o The Company's common stock will be publicly held and will be traded on the Nasdaq SmallCap System under the symbol "HSTD".

            o The Public Stockholders will exchange their Association Common Stock for common stock of the Company.

2.    Q.    What is the reason for the Conversion?

      A. In 1994, the Association reorganized into the mutual holding company structure for a number of reasons, including the ability to raise capital on an incremental basis so that new capital could be invested in a controlled manner. If the Association had undertaken a standard conversion involving the formation of a stock holding company in 1994, applicable Office of Thrift Supervision regulations would have required a greater amount of common stock to be sold, resulting in more proceeds than could have been utilized at the time.

            A principal purpose of the Conversion is to structure the Company in the stock form of organization that is used by most other holding companies of savings institutions and commercial banks. This structure, along with the increased capital resulting from the Offerings, will facilitate possible diversification into other banking-related businesses and will provide the Company with additional operating flexibility.

            Additionally, the Conversion will result in an increase in the number of outstanding shares of common stock that will increase the likelihood of the development of an active and liquid trading market.

            The Board of Directors believes that the Conversion of the Mutual Holding Company from the mutual to the stock form of organization and the related Offerings and Exchange are consistent with the goal of enhancing value for shareholders and customers.

3.    Q.    Will the Conversion have any effect on my savings account or loan account with the Association?

      A. No, except with regard to voting and liquidation rights as described in the Prospectus. Customers will be served in the same offices by the same staff. The Conversion will not affect the amount, interest rate or withdrawal rights of deposit accounts (except to the extent funds are used to purchase Conversion Stock), which accounts will continue to be insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation to the maximum legal limit. Likewise, the loan accounts and rights of borrowers will not be affected.

4.    Q.    Will there be changes in directors, officers or employees as a result of the Conversion?

      A. No. Officers and employees of the Association will continue in their current capacities. The directors of the Association will serve as the initial directors of the Company.

5.    Q.    How has the Association performed recently?

      A. For the three months ended March 31, 1998, the Association recorded net income of $128,000 or $.21 per share. Net income represented a .87% annualized return on average assets and a 8.45% annualized return on average equity. For the years ended 1997 and 1996, net income was $316,000 and $146,000, respectively.

6.    Q.    Does the Company anticipate paying cash dividends on the Company's common stock?

      A. After the completion of the Conversion, the Board of Directors of the Company expects to pay cash dividends on its common stock at an initial quarterly rate of $.05 per share commencing with the first full quarter following the consummation of the Conversion. There can be no assurance, however, that dividends will be paid or that, if paid, such dividends will not be reduced or eliminated in future periods.

7.    Q.    How will the proceeds of the Offerings be used?

      A. Net proceeds from the sale of the Conversion Stock are estimated to be between $6.8 million and $9.3 million. The Company plans to contribute to the Association 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. The Company intends to use a portion of the net proceeds retained by it to make a loan directly to an employee stock ownership plan (the "ESOP") to enable the ESOP to purchase 8% of the Conversion Stock, and the remainder of the net proceeds retained by the Company will initially be invested in investment securities, mortgage-backed securities, U.S. government and federal agency securities of various maturities, and deposits. Funds retained by the Company may be used to support the future expansion of operations and for other business or investment purposes. Subject to applicable limitations, such funds also may be used in the future to repurchase shares of common stock. Funds contributed to the Association from the Company will be used to support the Association's lending and investment activities.

                         VOTING - YOUR VOTE IS IMPORTANT

      The Mutual Holding Company's Members (as defined below) are being asked to approve the Plan of Conversion, which was adopted by the Boards of Directors of the Association and the Mutual Holding Company and approved by the Office of Thrift Supervision. The Association's stockholders are also being asked to approve the Plan of Conversion. A copy of the Plan of Conversion may be obtained from any Association office or by calling the Stock Information Center.

      Voting on the Plan of Conversion does not affect deposit or loan accounts at the Association, and does not obligate customers or stockholders to purchase stock in the Offerings.

8.    Q.    Which customers of the Association are being asked to vote on the
            Plan of Conversion?

      A. Depositors of the Association as of May 4, 1998 who continue to be members on the date of the Special Meeting or any adjournment thereof (the "Members") are entitled to vote. Each Member has been mailed a Proxy Card, a Proxy Statement and a Prospectus describing the Plan of Conversion.

            Each Member will be entitled to cast one vote for each $100 or fraction thereof of the withdrawable value of any savings accounts in the Association as of May 4, 1998. The maximum number of votes eligible to be cast by a Member is 25. The affirmative vote of a majority of the total outstanding votes of the Members is required for approval of the Plan.

            In accordance with Office of Thrift Supervision regulations, Members are being solicited to vote. The Board of Directors urges Members to vote FOR the Plan of Conversion. Not voting will have the same effect as a vote against the Plan of Conversion. Without sufficient favorable votes, the Conversion cannot be completed. In that event, funds submitted by investors in connection with the Offerings would be promptly returned with interest and the Exchange will not occur.

9.    Q.    Which stockholders of the Association may vote on the Plan of
            Conversion?


      A. Stockholders of the Association as of May 4, 1998 are entitled to vote. Each stockholder has been mailed a Proxy Card, a Proxy Statement and a Prospectus describing the Plan of Conversion and the transactions contemplated thereby. The affirmative vote of at least a majority of the votes cast by Public Stockholders and two-thirds of the total outstanding Association Common Stock (including shares held by the Mutual Holding Company) is required for approval of the Plan of Conversion. The Board of Directors urges stockholders to vote FOR the Plan of Conversion.

10.   Q.    How do I vote by proxy?

      A. Please read the Proxy Statement that you received. You may vote by completing, signing and returning the Proxy Card in the Proxy Return Envelope provided. If you are a Public Stockholder and a Member, you should have received two Proxy Statements and Proxy Cards and we urge you to vote in both capacities.
            Please respond promptly.

11.   Q.    Why may I have received several Proxy Cards?

      A. If you have more than one deposit account at the Association, you could receive more than one informational packet and each packet should contain a separate Proxy Card, depending on the ownership structure of your accounts.

            If you owned shares of Association Common Stock under more than one registration, you will receive more than one informational packet and each packet should contain a separate Proxy Card. PLEASE VOTE, SIGN AND PROMPTLY RETURN ALL PROXY CARDS.

12.   Q.    Am I obligated to purchase stock if I vote in favor of the Plan of
            Conversion?

      A. No. To purchase stock in the Offerings, you must place an order and make a payment.

                                  THE OFFERINGS

Investment in common stock involves certain risks. Before making an investment decision, please carefully read the enclosed Prospectus, including the section entitled "Risk Factors."


13.   Q.    Who may purchase Conversion Stock in the Offerings?

      A. The Offerings consist of (i) a Subscription Offering to certain past and current customers of the Association, the ESOP, directors, officers and employees of the Mutual Holding Company and the Association and the Public Stockholders and (ii) a possible Community Offering to certain members of the general public, with preference given to natural persons residing in Tangipahoa Parish, Louisiana.

            The Conversion Stock is being offered in the following order of priority: (i) depositors of the Association with account balances of $50.00 or more as of the close of business on December 31, 1996 ("Eligible Account Holders"); (ii) the ESOP; (iii) depositors of the Association with account balances of $50.00 or more as of the close of business on March 31, 1998 ("Supplemental Eligible Account Holders"); (iv) depositors of the Association as of the close of business on May 4, 1998 (other than Eligible Account Holders and Supplemental Eligible Account Holders)("Other Members"); (v) directors, officers and employees of the Mutual Holding Company and the Association; (vi) Public Stockholders; (vii) natural persons residing in Tangipahoa Parish, Louisiana; and (viii) members of the general public residing elsewhere.

14.   Q.    What is the price per share?

      A. The shares of Conversion Stock are being offered at a Purchase Price of $10.00 per share. All subscribers will pay the same price per share. No commission will be charged.

15.   Q.    How was the offering range and Purchase Price of the Conversion
            Stock determined?

      A. Federal regulations require that the aggregate purchase price of the common stock in the Offerings be consistent with an independent appraisal of the pro forma value of the Association and the Company. An appraisal dated March 20, 1998 was conducted by RP Financial, Inc., a firm experienced in valuations of financial institutions. The appraisal indicated an estimated aggregate pro forma market value of $11,175,390 (the "Independent Valuation"). Because the Public Stockholders will receive approximately the same aggregate percentage ownership interest in the Company as they held in the Association as a result of the exchange (as adjusted for dividends waived by the Mutual Holding Company), the Appraisal was multiplied by the Mutual Holding Company's adjusted percentage interest in the Association to determine the midpoint of the valuation price range (the "Estimated Valuation Range") of $8,500,000. The Board of Directors has determined to offer the Conversion Stock at a purchase price of $10.00 per share. Based on this price and the independent valuation, the Company is offering a range of between approximately $7,225,000 and $9,775,000 of Conversion Stock, or between 722,500 shares and 977,500 shares of Conversion Stock, subject to a potential 15% increase to up to 1,124,125 shares.

            Upon consummation of the Conversion, shares of Conversion Stock issued in the Offerings will represent approximately 76.06% of the total shares of common stock outstanding, while Exchange Shares issued pursuant to the Exchange will represent approximately 23.94% of the total outstanding shares. Assuming the sale of 850,000 shares, the midpoint of the Estimated Valuation Range, it is anticipated that there will be 1,117,539 shares of common stock outstanding upon consummation of the Conversion, including the shares to be issued in the Exchange.

            The Independent Valuation will be updated at the conclusion of the Offerings. In the event that less than 722,500 shares of Conversion Stock are subscribed for in the Offerings, a resolicitation of subscribers may be necessary. Resolicitation may also be necessary in the event that more than 1,124,125 shares of Conversion Stock are subscribed for in the Offerings.

16.   Q.    When do the Offerings terminate?

      A. The Offerings will terminate at noon, Central Time, on June 23, 1998, unless the Offerings are extended.

17.   Q.    How do I purchase Conversion Stock in the Offerings?

      A. Please carefully read and complete the Stock Order Form. The Association is not required to accept copies of Stock Order Forms. You may hand deliver the Stock Order Form to any Association office, or you may use the enclosed Order Form Reply Envelope. Payment may be made by check or money order or by authorization of withdrawal from your Association passbook or certificate of deposit account(s). A hold will be placed on the designated account(s) for the authorized amount(s). Withdrawal will be made at the consummation of the Conversion. Any applicable penalty for early withdrawal will be waived.

18.   Q.    Will I receive interest on funds I submit?

            Yes. Funds received will be placed in a segregated account at the Association, and interest will be paid at the Association's passbook rate until the Offerings are consummated. With respect to authorized account withdrawals, interest will continue to accrue at the account's contractual rate until the Offerings are consummated.

19.   Q.    How may I purchase the common stock through a Ponchatoula Homestead
            IRA?


            If you have an IRA at Ponchatoula Homestead, you will need to transfer your existing relationship to an independent trustee authorized to hold self-directed IRA accounts. Please call the Stock Information Center for assistance in transferring your account or establishing a new self-directed IRA for the purchase of stock. Because the IRA-related procedures take time, please contact the Stock Information Center by June 19, 1998 if you wish to use
            IRA funds.


20.   Q.    What is the minimum and maximum number of shares that I may subscribe for in the Offerings?

            Purchase limitations are described in detail in the Prospectus. The minimum purchase is 25 shares ($250.00). No Eligible Account Holder, Supplemental Account Holder, Other Member, director, officer, or employee or Public Stockholder may purchase in their capacity as such in the Subscription Offering more than 1% of the Conversion Stock sold in the Offerings (9,775 shares of Conversion Stock at the maximum of the Estimated Valuation Range); no person may purchase in each of the Community Offering and any Syndicated Community Offering more than 1% of the Conversion Stock; and no person, together with associates of or persons acting in concert with such person, may purchase in the Offerings more than the number of shares of Conversion Stock that when combined with any Exchange Shares received by such person, together with associates of and persons acting in concert with such person, aggregate more than 3% of the total number of shares of Company common stock issued in the Conversion (28,497 shares and 38,555 shares at the minimum and maximum of the Estimated Valuation Range, respectively).

21.   Q.    What will happen to my order if orders are received for more stock than is available?

      A. The allocation method depends on the purchase priority category in which the oversubscription takes place. Please read the Prospectus, which includes details about the allocation procedures.

22.   Q.    Will the Company's common stock be insured by the Federal Deposit
            Insurance Corporation?

      A.    No.

23.   Q.    Are directors and officers purchasing common stock in the Offerings?

      A. Yes. In the Offerings, they expect to purchase an aggregate of 32,000 shares of Conversion Stock. After exchange of their shares of Association Common Stock for Company common stock, directors and executive officers are expected to own 7.7% of the outstanding common stock of the Company, assuming the sale of 850,000 shares of Conversion Stock in the Offerings.

24.   Q.    When will I receive my stock certificate for shares I purchased in the Offerings?

      A. Stock certificates will be mailed as soon as practicable after the Offerings are consummated. Please be aware that you may not be able to sell the shares you purchased until you have received a stock certificate.

25.   Q.    How may I purchase or sell shares in the future?

      A. You may purchase or sell shares through a stockbroker or discount brokerage. The Company expects to have its common stock quoted on the Nasdaq SmallCap System under the symbol "HSTD." It is expected that the Company's common stock will be more liquid than the Association's Common Stock has been, because there will be a larger number of shares owned by the public. There can be no assurance, however, than an active and liquid market for the common stock will develop or continue.

                                  THE EXCHANGE

Upon the Effective Date, trading in the Association Common Stock will cease. Each Public Stockholder as of the Effective Date will be contacted for the purpose of exchanging Public Association Shares for shares of Company common stock. Please refer to the Prospectus for a detailed discussion of the Exchange.

26.   Q.    What is the Exchange?

      A. Each share of Association Common Stock owned by Public Stockholders on the Effective Date will automatically be converted into shares of the Company's common stock pursuant to an exchange ratio ("Exchange Ratio").

27.   Q.    How will the Exchange Ratio be determined?

      A. The Exchange Ratio is designed to ensure that each Public Stockholder will own approximately the same percentage of the Company's common stock as was owned of the Association's Common Stock, as adjusted for dividends waived by the Mutual Holding Company. The Public Stockholders own 23.94% of the Association Common Stock as adjusted at March 31, 1998. Based on this percentage and on the offering range of between 722,500 and 977,500 shares of Conversion Stock, the Exchange Ratio is expected to range from
            1.51499 to 2.04970 shares, respectively, of the Company's common stock for each share of Association Common Stock. If the offering range is increased 15% to 1,124,125 shares of Conversion Stock, the Exchange Ratio would increase to 2.35715.

            Assuming the sale of 850,000 shares of Conversion Stock, the midpoint of the offering range, one share of Association Common Stock would be exchanged for 1.78235 shares of Company common stock.

28.   Q.    How will the Exchange be accomplished?

      A. As of the Effective Date, the shares of the Association Common Stock held by the Mutual Holding Company will be cancelled, and the shares of Association Common Stock owned by Public Stockholders will no longer trade. As soon as practicable, the Association will send transmittal forms to Public Stockholders. The transmittal forms are expected to be mailed promptly following the Effective Date and will contain instructions with respect to the surrender of certificates representing the Association Common Stock to be exchanged for the Company's common stock. It is expected that certificates for shares of the Company's common stock will be distributed promptly after receipt of the properly executed transmittal forms. Cash will be issued in lieu of fractional shares.

            Shareholders should not forward certificates until they receive instructions.


                           MUTUAL TO STOCK CONVERSION

29.   Q.    How can I get further information concerning the Conversion?

      A. You may call the Stock Information Center at (504) 386-____ for further information or to request a copy of the Prospectus, a Stock Order Form, a Proxy Statement or a Proxy Card.


      THE COMPANY IS MAKING AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY HOMESTEAD BANCORP, INC. COMMON STOCK BY MEANS OF THE PROSPECTUS. IF YOU ARE CONSIDERING PURCHASING STOCK, YOU SHOULD READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (504) 386-____.


      THE SHARES OF HOMESTEAD BANCORP, INC. COMMON STOCK BEING OFFERED IN THE OFFERINGS AND THE EXCHANGE ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                    IV. Officer and Director Support Brochure

A.    Explanation

      An Officer and Director Brochure merely highlights in brochure form the purchase commitments shown in the Prospectus.

B.    Quantity

      An Officer and Director brochure is proposed to be sent out in the initial mailing to all customers and stockholders of the Association along with the Prospectus.

                         DIRECTOR AND EXECUTIVE OFFICER
                               PURCHASE COMMITMENT


      The following table sets forth, for each of the directors of Homestead Bancorp, Inc. and for all of the directors and executive officers as a group,
(1) the number of Exchange Shares to be held upon consummation of the Conversion, based upon their beneficial ownership of Ponchatoula Common Stock as of March 31, 1998, (2) the proposed purchases of Conversion Stock, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Common Stock to be held upon consummation of the Conversion, in each case assuming that 850,000 shares of Conversion Stock are sold, which is the midpoint of the Estimated Valuation Range.

                                          Proposed Purchases of     Total Common Stock
                                             Conversion Stock           to be Held
                                           -------------------    -------------------
                        Number of Exchange            Number of   Number of   Percentage
                        Shares to be Held   Amount     Shares       Shares     of Total
                        -----------------   ------   ---------    ---------   ---------
Name

John C. Bohning                4,881       $25,000      2,500        7,381         .7%

Lawrence C. Caldwell, Jr.     13,317       150,000     15,000       28,317        2.5

Robert H. Gabriel              1,778        25,000      2,500        4,278         .4

Dennis E. James                  987        20,000      2,000        2,987         .3

Allen B. Pierson, Jr.         15,196        20,000      2,000       17,196        1.5

Milton J. Schanzbach           5,773        20,000      2,000        7,773         .7

Barbara B. Theriot            12,232        60,000      6,000       18,232        1.6

All directors and
 executive officers as
 a group (7 persons)          54,164       320,000     32,000       86,164        7.7

                                 V. IRA Mailing


A.    Explanation

      A special IRA mailing is proposed to be sent to all IRA customers of the Association in order to alert the customers and stockholders that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer or stockholder that this process is slightly more detailed and involves a personal visit to the Association.

B.    Quantity

      One IRA letter is proposed to be mailed to each IRA customer or stockholder of the Association. These letters would be mailed following OTS approval for the Conversion and after each customer or stockholder has received the initial mailing containing a Proxy Statement and a Prospectus.

C.    Example - See following page.

                 Ponchatoula Homestead Savings, F.A. Letterhead


                                 ________, 1998

Dear Individual Retirement Account Participant:

      As you know, Ponchatoula Homestead Savings, F.A. ("Ponchatoula" or the "Association") is in the process of converting from the mutual holding company form of organization to the stock holding company form of organization and has formed Homestead Bancorp, Inc. (the "Company") to own all of the stock of the Association. Through the Conversion, certain current and former customers and stockholders have the opportunity to purchase shares of common stock of the Company in a Subscription Offering. The Company currently is offering a minimum of 722,500 shares and a maximum of 977,500 shares of Conversion Stock, subject to adjustment, of the Company at a price of $10.00 per share.

      As the holder of an individual retirement account ("IRA") at the Association, you have an opportunity to become a stockholder in the Company using some or all of the funds being held in your IRA. If you desire to purchase shares of common stock of the Company through your IRA, the Association can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.


      If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (504) 386- ____________. Because it may take several days to process the necessary IRA forms, a response is required by June 19, 1998 to accommodate your interest.


                                         Sincerely,


                                         Lawrence C. Caldwell, Jr.
                                         President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy Homestead Bancorp, Inc. Common Stock. The offer is made only by the Prospectus, which was recently mailed to you. The shares of Homestead Bancorp, Inc. Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                     VI.  Counter Cards and Lobby Posters

A.    Explanation

      Counter cards and lobby posters serve two purposes: (1) as a notice to the Association's customers, stockholders and members of the local community that the stock sale is underway and (2) to remind the customers and stockholders of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.    Quantity

      Approximately 2 - 3 Counter cards will be used on customer service representatives' desks and in the lobby but not at the teller windows.

      Approximately 1 - 2 Lobby posters will be used at the office of the Association

C.    Example

C.                                                    POSTER
                                                       OR
                                                      COUNTER CARD


                             Homestead Bancorp, Inc.

                          Proposed Holding Company for

                       Ponchatoula Homestead Savings, F.A.


                            "STOCK OFFERING MATERIALS
                                 AVAILABLE HERE"


                           Subscription Offering Ends

                                  June 23, 1998

                                VII. Invitations


A.    Explanation

      In order to educate the public about the stock offering, Trident suggests holding several Community Meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Association submit a list of friends that he would like to invite to a Community Meeting.

      Prospectuses are given to each prospect at the Community meeting.

B.    Quantity and Method of Distribution

      Each Director submits a list of their prospects. An invitation is mailed to each director's prospect.

                       The Directors, Officers & Employees

                                       of

                       Ponchatoula Homestead Savings, F.A.

                              cordially invite you

                         to attend a brief presentation

                         regarding the stock offering of

                             Homestead Bancorp, Inc.

                                Please join us at

                                      Place

                                     Address

                                       on

                                      Date

                                     at Time

                               for hors d'oeuvres

R.S.V.P.
(504) 386-____

                             VIII. Prospect Letters


A.    Explanation

      Once the application for Conversion has been approved by the OTS, Trident will send out a series of three letters to the Officer's and Director's targeted prospects. These letters are used to help facilitate the marketing effort to this group. All prospects will receive a Prospectus as soon as they are available.

B.    Method of Distribution

      Each Director submits his list of prospects. Each prospect is sent the series of three letters all during the Subscription and Community Offering.

C.    Examples

      1.    Introductory letter
      2.    A.    Thank you letter
                  or
            B.    Sorry you were unable to attend letter
      3.    Final reminder letter

                                                                       Example 1


                              (Introductory Letter)

                (Ponchatoula Homestead Savings, F.A. Letterhead)

                                  _______, 1998


Name
Address
City, State, Zip

Dear Name:

      You have probably read recently in the newspaper that Ponchatoula Homestead Savings, F.A. ("Ponchatoula" or the "Association") will soon be converting from the mutual holding company form of organization to the stock holding company form of organization. This Conversion is the biggest step in the history of the Association in that it allows customers, employee benefit plans, community members, employees, officers, directors and current stockholders the opportunity to subscribe for stock in our new holding company - Homestead Bancorp, Inc. (the "Company").

      I have enclosed a Prospectus and a Stock Order Form that will allow you to subscribe for shares and possibly become a charter stockholder of the Company should you so desire. In addition, we will be holding several presentations for friends of the Association in order to review the Conversion and the merits of becoming a charter stockholder of the Company. You will receive an invitation shortly.

      I hope that if you have any questions you will feel free to call me or the Association's Stock Information Center at (504) 386- _____________. I look forward to seeing you at our presentation.

                                         Sincerely,


                                         Lawrence C. Caldwell, Jr.
                                         President and CEO

The shares of Common Stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.


The Company is making an offer to sell or a solicitation of an offer to buy shares of its common stock by means of the Prospectus.

                                                                      Example 2A


                               (Thank You Letter)

                (Ponchatoula Homestead Savings, F.A. Letterhead)

                                ___________, 1998



Name
Address
City, State, Zip

Dear Name:

      On behalf of the Board of Directors and management of Ponchatoula Homestead Savings, F.A., I would like to thank you for attending our recent presentation regarding the stock offering by Homestead Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offerings on June 23, 1998.

      I hope that you will join me in becoming a charter stockholder of Homestead Bancorp, Inc., and once again thank you for your interest.

                                         Sincerely,


                                         Lawrence C. Caldwell, Jr.
                                         President and Chief Executive Officer



The shares of Common Stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                      Example 2B

                        (Sorry You Were Unable to Attend)

                (Ponchatoula Homestead Savings, F.A. Letterhead)


                              _______________, 1998


Name
Address
City, State, Zip

Dear Name:

      I am sorry you were unable to attend our recent presentation regarding Ponchatoula Homestead Savings, F.A.'s (the "Association") Conversion from the mutual holding company form of organization to the stock holding company form of organization. The Board of Directors and management are committed to building long-term stockholder value, and as a group we are investing over $320,000 of our own funds in Homestead Bancorp, Inc. (the "Company"), which excludes the value of shares of Association common stock to be exchanged for Company common stock. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offerings on June 23, 1998.

      We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and June 23, 1998 I encourage you either to stop by any office of the Association or to call our Stock Information Center at (504) 386-____.

      I hope you will join me in becoming a charter stockholder of Homestead Bancorp, Inc.

                                         Sincerely,


                                         Lawrence C. Caldwell, Jr.
                                         President and Chief Executive Officer


The shares of Common Stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                                                                       Example 3


                             (Final Reminder Letter)

                (Ponchatoula Homestead Savings, F.A. Letterhead)

                               ___________, 1997


Name
Address
City, State, Zip

Dear Name:

      Just a quick note to remind you that the deadline is quickly approaching for purchasing stock in Homestead Bancorp, Inc., the proposed holding company for Ponchatoula Homestead Savings, F.A. I hope you will join me in becoming a charter stockholder in Louisiana's newest publicly owned financial institution holding company.

      The deadline for subscribing for shares to become a stockholder is June 23, 1998. If you have any questions, I hope you will call our Stock Information Center at (504) 386-____.

      Once again, I look forward to having you join me as a stockholder of Homestead Bancorp, Inc.

                                         Sincerely,


                                         Lawrence C. Caldwell, Jr.
                                         President and Chief Executive Officer


The shares of Common Stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus.

                      IX. Cover Letters for Initial Mailing


A.    Explanation

      These cover letters are used as an introduction for the Offering and Proxy materials mailed to potential investors.

B.    Method of Distribution

      Appropriate Cover Letters will be sent out in the initial mailing.

B.    Examples

                (Ponchatoula Homestead Savings, F.A. Letterhead)
                                  May __, 1998
Dear Valued Customer:

      Ponchatoula Homestead Savings, F.A. and Homestead Mutual Holding Company, the parent company of Ponchatoula Homestead Savings, F.A., are pleased to announce that we have received regulatory approval to proceed with our plan to convert from the mutual holding company form of organization to the stock holding company form of organization. This stock conversion and reorganization is the most significant event in the history of Ponchatoula Homestead Savings, F.A. in that it allows customers, community members, directors, employees and stockholders an opportunity to own stock in Homestead Bancorp, Inc., the proposed stock holding company for Ponchatoula Homestead Savings, F.A.

      We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Ponchatoula, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Ponchatoula. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Ponchatoula.

      As one of our valued members, you have the opportunity to invest in Ponchatoula's future by purchasing stock in Homestead Bancorp, Inc. during the Subscription Offering, without paying a sales commission.

      If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Ponchatoula no later than 12:00 noon, Central Time on June 23, 1998.

      Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" Ponchatoula's Plan of Conversion and Agreement and Plan of Reorganization. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us.

      We have also enclosed a Prospectus and a Proxy Statement which fully describes Ponchatoula, its management, board and financial strength and the Plan of Conversion and Agreement and Plan of Reorganization. Please review it carefully before you vote or invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (504) 386-____.

      We look forward to continuing to provide quality financial services to you in the future.


                                         Sincerely,

                                         Lawrence C. Caldwell, Jr.
                                         President
Enclosures


Homestead Bancorp, Inc. is making an offer to sell, or the solicitation of an offer to buy, shares of Homestead Bancorp, Inc. common stock offered in the Conversion by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.


THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                (Ponchatoula Homestead Savings, F.A. Letterhead)

                                  May __, 1998
Dear Friend:

      Ponchatoula Homestead Savings, F.A. and Homestead Mutual Holding Company, the parent company of Ponchatoula Homestead Savings, F.A., are pleased to announce that we have received regulatory approval to proceed with our plan to convert from a mutual holding company form of organization to the stock holding company form of organization. This stock conversion is the most significant event in the history of Ponchatoula Homestead Savings, F.A. in that it allows customers, community members, directors, employees and stockholders an opportunity to own stock in Homestead Bancorp, Inc., the proposed stock holding company for Ponchatoula Homestead Savings, F.A.

      We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Ponchatoula, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Ponchatoula. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Ponchatoula.

      Our records indicate that you were a depositor of Ponchatoula on either December 31, 1996 or March 31, 1998 but that you were not a member on May 4, 1998. Therefore, under applicable law, you are entitled to subscribe for Common Stock in the Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the approval of the Plan of Conversion and Agreement and Plan of Reorganization at special meetings of members of Homestead Mutual Holding Company and stockholders of Ponchatoula Homestead Savings, F.A., both to be held on July 1, 1998 and upon receipt of all required regulatory approvals.

      If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Ponchatoula no later than 12:00 noon, Central Time on June 23, 1998.

      Enclosed is a Prospectus which fully describes Ponchatoula, its management, board and financial strength. Please review it carefully before you invest. For your convenience, we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at
(504) 386-____.

      We look forward to continuing to provide quality financial services to you in the future.

                                         Sincerely,

                                         Lawrence C. Caldwell, Jr.
                                         President
Enclosures


Homestead Bancorp, Inc. is making an offer to sell, or the solicitation of an offer to buy, shares of Homestead Bancorp, Inc. common stock offered in the Conversion by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.


THE STOCK IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                            TRIDENT SECURITIES, INC.
                         4601 SIX FORKS ROAD, SUITE 400
                          RALEIGH, NORTH CAROLINA 27609
                            TELEPHONE (919) 781-8900
                            FACSIMILE (919) 787-1670


                                  May __, 1998

To Members and Certain Former Members of
 Homestead Mutual Holding Company and Stockholders of Ponchatoula Homestead Savings, F.A.

      At the request of Homestead Bancorp, Inc. and Ponchatoula Homestead Savings, F.A., we have enclosed a Prospectus and a Stock Order Form for your use should you decide to subscribe for shares of common stock of Homestead Bancorp, Inc. being issued in connection with the conversion and reorganization of Ponchatoula Homestead Savings, F.A. from the mutual holding company form of organization to the stock holding company structure, which includes the formation of Homestead Bancorp, Inc., the new holding company for Ponchatoula Homestead Savings, F.A.

      If you decide to exercise your subscription rights to purchase shares, you must return the properly completed Stock Order Form together with full payment for the subscribed shares (or appropriate instructions authorizing withdrawal in such amount from your authorized deposit account(s) at Ponchatoula Homestead Savings, F.A.) so that it is received no later than noon, Central Time, on June 23, 1998.

      Homestead Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state. If you have any questions, you may contact the Stock Information Center at (504) 386-____.

                                         Very truly yours,


                                         Trident Securities, Inc.


Homestead Bancorp, Inc. is making an offer to sell, or the solicitation of an offer to buy, shares of Homestead Bancorp, Inc. common stock offered in the conversion by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.


THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                               Subscription Rights

                                 Special Notice

            Any transfer of, or attempt to transfer, a subscription right to any other person is illegal and subject to civil fines and/or penalties and even criminal fines and/or penalties. Ponchatoula Homestead Savings intends to prosecute vigorously any transfer of, or attempt to transfer, subscription rights that comes to its attention.


            If you are (or have been) contacted by anyone offering to give you money to buy stock in exchange for transferring the stock to them later or to share in any way the proceeds upon the sale of the stock, or to transfer your subscription rights in any other way, please call us immediately at (504)386-_______.

                (Ponchatoula Homestead Savings, F.A. Letterhead)
                                  May __, 1998
Dear Voting Member:

      Ponchatoula Homestead Savings, F.A. and Homestead Mutual Holding Company, the parent company of Ponchatoula Homestead Savings, F.A., are pleased to announce that we have received regulatory approval to proceed with our plan to convert from the mutual holding company form of organization to the stock holding company form of organization. This stock conversion and reorganization is a significant event in the history of Ponchatoula Homestead Savings, F.A.

      We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on deposits at Ponchatoula, or the terms or conditions of any loans to existing borrowers under their individual contractual arrangements with Ponchatoula. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Ponchatoula.

      Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" Ponchatoula's Plan of Conversion and Agreement and Plan of Reorganization. Please sign and return your proxy card promptly; your vote is important to us.

      We have also enclosed a Prospectus for your information and a Proxy Statement which fully describes Ponchatoula, its management, board and financial strength and the Plan of Conversion and Agreement and Plan of Reorganization. Please review it carefully before you vote. If you have any questions, please call collect at (504) 386-____.

      Although you may vote on the Conversion, Homestead Bancorp, Inc. (the "Company") is unfortunately unable to either offer or sell its common stock to you (i) because the number of eligible subscribers in your state makes registration or qualification of the common stock or the filing of a consent to service of process under the securities laws of your state impracticable, for reasons of cost or otherwise; (ii) because the number of eligible subscribers in your state makes registration or qualification of the Company, Ponchatoula or their officers, directors, employees and persons acting on their behalf as broker-dealers or salesmen in your state impracticable, for reasons of cost or otherwise, or (iii) because you reside in a foreign country. Accordingly, neither this letter, the enclosed materials nor the materials that you may request should be considered an offer to sell or a solicitation of an offer to buy the Company's common stock.

      We look forward to continuing to provide quality financial services to you in the future.

                                         Sincerely,

                                         Lawrence C. Caldwell, Jr.
                                         President
Enclosures

      This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Homestead Bancorp, Inc. common stock offered in the Conversion. Such offer and solicitation is made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

                                  X. Proxygram


A.    Explanation

      A proxygram is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxygram is mailed to those "target vote" depositors and stockholders who have not previously returned their signed proxy.

      The target vote depositors and stockholders are determined by the Conversion agent and registrar.

B.    Example

B.    Example

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                                P R O X Y G R A M


                       Ponchatoula Homestead Savings, F.A.
                        Homestead Mutual Holding Company


YOUR VOTE ON OUR PLAN OF CONVERSION AND AGREEMENT AND PLAN OF REORGANIZATION HAS NOT BEEN RECEIVED.

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO $100,000 BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO PONCHATOULA HOMESTEAD SAVINGS, F.A. TODAY. PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION AND AGREEMENT AND PLAN OF REORGANIZATION. THANK YOU.

                        THE BOARD OF DIRECTORS AND MANAGEMENT OF
                        PONCHATOULA HOMESTEAD SAVINGS, F.A.
                        AND HOMESTEAD MUTUAL HOLDING COMPANY

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      IF YOU RECENTLY MAILED THE PROXY, PLEASE ACCEPT
OUR THANKS AND DISREGARD THIS REQUEST.

      FOR FURTHER INFORMATION CALL (504) 386-____.